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CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the following with respect to the registration of securities on From N-14 under the Securities Act of 1933, relative to the transfer of all the assets and liabilities of the Calvert Tax-Free Reserves ("CTFR") New Jersey Money Market Portfolio in exchange for Class "O" shares of Calvert Tax-Free Reserves Money Market Portfolio. 1. The incorporation by reference of our report dated February 17, 1995 on our audits of the financial statemtnts and financial highlights of CTFR Money Market Portfolio, which report is included in the Annual Report to Shareholders for the year ended December 31, 1994, in the Statement of Additional Information of CEFR Money Market Portfolio, dated April 30, 1995. 2. The reference to our firm under the heading "Independent Accountants and Custodians" in the Statement of Additional Infromation of CTFR Money Market Portfolio, dated April 30, 1995.

COOPERS &  LYBRAND,  L.L.P.
Baltimore, Maryland November 30, 1995